Exhibit 4.1

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (“Agreement”) is made effective as of September 27, 2017, by and among Höegh LNG Holdings Ltd., a Bermuda exempted company (“HLNGH”), and Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), and Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company”) . The above-named entities are sometimes referred to in this Agreement each as a “Party” and, collectively, as the “Parties.”

WHEREAS, pursuant to that certain SRV LNG Time Charterparty, dated March 20, 2007, by and between SRV Joint Gas Ltd., a company incorporated and existing under the laws of the Cayman Islands (“SRV Joint Gas”), and GDF Suez LNG Supply SA, a company organized and existing under the laws of Luxembourg (the “Charterer”), as amended by Amendment No. 1, dated February 23, 2015, Amendment No. 2, dated February 23, 2015, Amendment No. 3, dated April 23, 2014, and Amendment No. 4, dated December 9, 2016 (as so amended, the “Neptune Time Charter”) relating to Hull No. 1688 that is now named Neptune (the “Neptune”), the Neptune must meet certain performance standards relating to boil-off as set forth in Clause 27 of the Neptune Time Charter (the “Neptune BOG Standards”);

WHEREAS, pursuant to that certain SRV LNG Time Charterparty, dated March 20, 2007, by and between SRV Joint Gas Two Ltd., a company incorporated and existing under the laws of the Cayman Islands (“SRV Joint Gas Two”), and GDF Suez LNG Supply SA, as amended by Amendment No. 1, dated June 20, 2012, Amendment No. 2, dated June 20, 2012, and Amendment No. 3, dated April 23, 2014 (as so amended, the “Cape Ann Time Charter” and, together with the Neptune Time Charter, the “Time Charters”) relating to Hull No. 1689 that is named GDF SUEZ Cape Ann (the “GDF SUEZ Cape Ann” and together with the Neptune, the “Vessels”), the GDF SUEZ Cape Ann must meet certain performance standards relating to boil-off as set forth in Clause 27 of the Cape Ann Time Charter (the “Cape Ann BOG Standards” and, together with the Neptune BOG Standards, the “BOG Standards”);

WHEREAS, in September 2017, the Charterer notified SRV Joint Gas and SRV Joint Gas Two that it intends to make a claim based on the determination of the accumulated amount of the excess boil-off pursuant to the applicable Time Charter (the “GDF Suez Claims”);

WHEREAS, pursuant to deeds of guarantees dated March 25, 2010, Höegh LNG Ltd. and Mitsui O.S.K. Lines, Co. Ltd. (“MOL”) have guaranteed, on a joint and several basis, in favour of the Charterer the due and punctual performance of the obligations of each of SRV Joint Gas and SRV Joint Gas Two under the respective Time Charters, respectively (the “Deed of Guarantees”);

WHEREAS, as of the date hereof, the Operating Company owns 50%, and MOL owns 50%, of the equity interests in each of SRV Joint Gas and SRV Joint Gas Two;

WHEREAS, as of the date hereof, the Partnership owns 100% of the equity interests in the Operating Company; and

WHEREAS, HLNGH has agreed to indemnify the Partnership Group Members (as defined herein) from and against any Claims (as defined herein) arising from or related to the failure of any of the Vessels to meet the applicable BOG Standards pursuant to the applicable Time Charter as set forth in the GDF Suez Claims, and HLNGH and the Partnership are entering into this Agreement to memorialize such agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, HLNGH, the Partnership and the Operating Company agree as follows:

Section 1.                Definitions. As used in this Agreement:

“Agreement” has the meaning given to such term in the preamble hereto.

“BOG Standards” has the meaning given to such term in the recitals to this Agreement.

“Cape Ann BOG Standards” has the meaning given to such term in the recitals to this Agreement.

“Cape Ann Time Charter” has the meaning given to such term in the recitals to this Agreement.

“Charterer” has the meaning given to such term in the recitals to this Agreement.

“Deed of Guarantees” has the meaning given to such term in the recitals to this Agreement.

“Expenses” means all reasonable costs, expenses, fees and charges, including, without limitation, attorneys’ fees, retainers, court or arbitration costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with preparing for, prosecuting, defending, investigating or otherwise participating in, a Proceeding. Expenses also shall include, without limitation, (i) expenses incurred in connection with any appeal resulting from, incurred by any Indemnitees in connection with, arising out of, or in respect of or relating to, any Proceeding, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, (ii) any federal, state, local or foreign taxes imposed on any Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, and (iii) any interest, assessments or other charges in respect of the foregoing. “Expenses” shall not include Losses.

“GDF SUEZ Cape Ann” has the meaning given to such term in the recitals to this Agreement.

“GDF Suez Claims” has the meaning given to such term in the recitals to this Agreement.

“HLNGH” has the meaning given to such term in the preamble to this Agreement.

“Indemnitees” means the Partnership Group Members.

“Indemnitor” means HLNGH.

2

“Losses” means all claims, liabilities, damages, losses, judgments, orders, fines, penalties, settlements and other amounts payable in connection with, arising out of, or in respect of or relating to any Proceeding or any settlement thereof (including, without limitation, the cash impact that may result from any Proceeding or settlement thereof as a result of any reduction in the hire rate under either of the Time Charters or otherwise) and all costs and expenses in complying with any judgment, order or decree issued or entered in connection with any Proceeding or any settlement agreement, stipulation or consent decree entered into or issued in settlement of any Proceeding.

“MOL” has the meaning given to such term in the recitals to this Agreement.

“Neptune” has the meaning given to such term in the recitals to this Agreement.

“Neptune BOG Standards” has the meaning given to such term in the recitals to this Agreement.

“Neptune Time Charter” has the meaning given to such term in the recitals to this Agreement.

“Operating Company” has the meaning given to such term in the preamble to this Agreement.

“Partnership Group Member” means any Person in the Partnership Group.

“Partnership Group” means the Partnership, the Operating Company and any Person controlled by the Partnership or the Operating Company. For the avoidance of doubt, the term “Partnership Group” shall not include SRV Joint Gas or SRV Joint Gas Two for purposes of this Agreement.

“Partnership” has the meaning given to such term in the preamble to this Agreement.

“Party” or “Parties” has the meaning given to such term in the preamble to this Agreement.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Proceeding” means any threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, formal or informal hearing, inquiry or investigation, litigation, inquiry, administrative hearing or any other actual, threatened or completed judicial, administrative or arbitration proceeding, in which any Indemnitee was, is or will be, or is threatened to be, involved as a party or otherwise (including, without limitation, any negotiations and settlement process between or among the parties to the Time Charters).

“SRV Joint Gas Two” has the meaning given to such term in the recitals to this Agreement.

“SRV Joint Gas” has the meaning given to such term in the recitals to this Agreement.

“Time Charters” has the meaning given to such term in the recitals to this Agreement.

3

“Vessels” has the meaning given to such term in the recitals to this Agreement.

Section 2.                Indemnification. The Indemnitor shall indemnify and hold harmless Indemnitees from and against the Indemnitees’ share of all Losses and Expenses suffered or reasonably incurred by, or on behalf of, any such Indemnitees related to, or arising from, the failure of either of the Vessels to meet the applicable BOG Standards in accordance with the applicable Time Charter as set forth in the GDF Suez Claims.

Section 3.                Indemnification Procedures.

(a)               The Partnership and the Operating Company agree that within a reasonable period of time after they become aware of information relating to a claim for indemnification pursuant to this Agreement, they shall provide notice thereof in writing to HLNGH specifying such information.

(b)               HLNGH, in agreement with MOL in accordance with the shareholders agreements that govern SRV Joint Gas and SRV Joint Gas Two, shall control all aspects of the defense of (and any counterclaims with respect to) any claims brought against any Indemnitee that are covered by the indemnification set forth in this Agreement, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement will be entered into without the consent (which consent will not be unreasonably withheld) of the Partnership and the Operating Company unless it includes a full release of the Partnership Group from such matter or issues, as the case may be. In connection with HLNGH’s control of the defense, HLNGH shall keep the Partnership and the Operating Company updated from time to time as to the status of, and developments in, Proceedings related to any claims brought against the Partnership Group that are covered by the indemnification set forth in this Agreement.

(c)               The Partnership and the Operating Company agree to cooperate fully with HLNGH with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Agreement, including, without limitation, the prompt furnishing to HLNGH of any correspondence or other notice relating thereto that the Partnership Group may receive, permitting the names of the members of the Partnership Group to be utilized in connection with such defense, the making available to HLNGH of any files, records or other information of the Partnership Group that HLNGH considers relevant to such defense and the making available to HLNGH of any employees of the Partnership Group; provided, however, that in connection therewith HLNGH agrees to use reasonable efforts to minimize the impact thereof on the operations of the Partnership Group and further agrees to maintain the confidentiality of all files, records and other information furnished by a Partnership Group Member pursuant to this Section 3(c). In no event will the obligation of the Partnership and the Operating Company to cooperate with HLNGH as set forth in the immediately preceding sentence be construed as imposing upon the Partnership and the Operating Company an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Agreement; provided, however, that the Partnership Group Members may, at their own option, cost and expense, hire and pay for counsel in connection with any such defense. HLNGH agrees to keep any such counsel hired by the Partnership Group reasonably informed as to the status of any such defense (including providing such counsel with such information related to any such defense as such counsel may reasonably request), but HLNGH will have the right to retain sole control over such defense.

4

(d)               In determining the amount of any Losses for which any Indemnitee is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Partnership Group, and such correlative insurance benefit will be net of any incremental insurance premium that becomes due and payable by the Partnership Group as a result of such claim, (ii) all amounts recovered by the Partnership Group under contractual indemnities from third Persons, if any and (iii) all amounts paid by Höegh LNG Ltd. under the Deed of Guarantees, if any, to the extent any such amounts reduce the Losses to the Partnership and the Operating Company. The Partnership and the Operating Company hereby agree to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the Expenses of the Partnership Group in connection with such efforts will be promptly reimbursed by HLNGH in advance of any determination of whether such insurance proceeds or other amounts will be recoverable.

Section 4.                Termination. This Agreement and the obligations of the Parties hereunder shall terminate upon the payment in full by the Indemnitor to the Indemnitee of any amounts due to the Indemnitee pursuant to the terms of this Agreement and the obtaining of a written release of claims from the Charter related to the GDF Suez Claims.

Section 5.                Choice of Law. This Agreement is subject to and governed by the laws of the State of New York.

Section 6.                Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 7.                Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby and will be enforced to the greatest extent permitted by law.

Section 8.                Modification and Waiver. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties.

Section 9.                Assignment. No Party has the right to assign its rights or obligations under this Agreement without the consent of the other Parties.

Section 10.            Headings; References, Interpretation. All Section headings in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Sections will, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders, and the singular includes the plural and vice versa. The use herein of the word “including” following any general statement, term or matter will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

5

Section 11.            Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts are to be construed together and constitute one and the same instrument.

Section 12.            Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby and will be enforced to the greatest extent permitted by law.

[Signature Page Follows]

6

HÖEGH LNG HOLDINGS LTD.

By:	/s/ Camilla Nyhus-Møller
Name:	Camilla Nyhus-Møller
Title:	Authorized Person

HÖEGH LNG PARTNERS LP

By:	/s/ Richard Tyrrell
Name:	Richard Tyrrell
Title:	Chief Executive Officer and Chief Financial Officer

Höegh LNG Partners Operating LLC

By:	/s/ Richard Tyrrell
Name:	Richard Tyrrell
Title:	Chief Executive Officer and Chief Financial Officer

Signature Page to Indemnification Agreement